Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS STRONG THIRD QUARTER RESULTS, DRIVEN BY SOLID ADVANCES IN WEALTH

AND COMMERCIAL BANKING ACTIVITIES

Bedminster, N.J. – October 25, 2019 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its third quarter 2019 results, a quarterly dividend, and the status of the stock repurchase program.

For the quarter ended September 30, 2019, the Company recorded revenue of $44.51 million, pretax income of $17.45 million, net income of $12.23 million and diluted earnings per share of $0.63, compared to $39.12 million, $14.34 million, $10.72 million and $0.56 for the same three-month period last year. The 2019 quarter included increased net interest income and non-interest income, partially offset by an increased provision for loan and lease losses (due to loan growth) and increased operating expenses. In comparing the third quarter of 2019 to the third quarter of 2018, revenue increased 14% and pretax income increased 22%, reflecting favorable operating leverage during the period. For the same periods net income increased 14% and EPS increased 13%.  The lower growth in net income relative to pre-tax income was due to a higher effective tax rate in 2019.

For the nine months ended September 30, 2019, the Company recorded total revenue of $128.53 million, pretax income of $48.33 million, net income of $35.20 million and diluted earnings per share of $1.81, compared to $118.71 million, $44.10 million, $33.44 million and $1.75, respectively, for the nine months ended September 30, 2018, reflecting increases of 8% in revenue and 10% in pretax income, reflecting favorable operating leverage. Net income and EPS increased 5% and 3%, respectively, due to the increase in the effective tax rate in 2019. The effective tax rate was 27.17% for nine months of 2019 compared to 24.17% for the nine months of 2018; the increase was caused by changes in NJ State tax law.

As previously announced, on July 25, 2019, the Company authorized the repurchase of up to 960,000 shares, or approximately 5% of its outstanding shares, through June 30, 2020.  During the third quarter of 2019, under this program, the Company purchased 595,853 shares, at an average price of $28.06, for a total cost of $16.7 million.

Douglas L. Kennedy, President and CEO, said, “We acknowledge the challenges the Bank and the industry face given the current yield curve and Fed rate decreases.  We were pleased our core net interest margin remained relatively stable over the periods reported.  Further, we believe our strategy (which results in a higher incidence of fee income - 32% of total revenue for the third quarter of 2019) will enable us to deliver higher quality earnings and increased shareholder value over time.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

September 2019 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2019	2018	(Decrease)
Net interest income	$30.09	$28.14	$1.95	7%
Provision for loan and lease losses	0.80	0.50	0.30	60
Net interest income after provision	29.29	27.64	1.65	6
Wealth management fee income (A)	9.50	8.20	1.30	16
Other income	4.92	2.78	2.14	77
Total other income	14.42	10.98	3.44	31
Operating expenses	26.26	24.28	1.98	8
Pretax income	17.45	14.34	3.11	22
Income tax expense	5.22	3.62	1.60	44
Net income	$12.23	$10.72	$1.51	14%
Diluted EPS	$0.63	$0.56	$0.07	13%

Total Revenue	$44.51	$39.12	$5.39	14%

Effective tax rate	29.91%	25.24%	4.67
Return on average assets annualized	1.00%	0.99%	0.01
Return on average equity annualized	9.87%	9.68%	0.19

(A)

The September 2019 quarter included a full quarter of wealth management fee income and expense related to Lassus Wherley, which was acquired effective September 1, 2018, and includes one month of wealth management fee income and expense related to Point View Wealth Management, which was acquired effective September 1, 2019.

September 2019 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	September 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2019	2019	(Decrease)
Net interest income	$30.09	$29.27	$0.82	3%
Provision for loan and lease losses	0.80	1.15	(0.35)	(30)
Net interest income after provision	29.29	28.12	1.17	4
Wealth management fee income (A)	9.50	9.57	(0.07)	(1)
Other income	4.92	3.45	1.47	43
Total other income	14.42	13.02	1.40	11
Operating expenses	26.26	26.17	0.09	0
Pretax income	17.45	14.97	2.48	17
Income tax expense	5.22	3.42	1.80	53
Net income	$12.23	$11.55	$0.68	6%
Diluted EPS	$0.63	$0.59	$0.04	7%

Total Revenue	$44.51	$42.29	$2.22	5%

Effective tax rate	29.91%	22.85%	7.06
Return on average assets annualized	1.00%	0.99%	0.01
Return on average equity annualized	9.87%	9.49%	0.38

(A)	The quarter ended September 30, 2019 includes one month of wealth management fee income and expense related to Point View Wealth Management, which was acquired effective September 1, 2019.

Year over Year Comparison

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2019	2018	(Decrease)
Net interest income	$89.36	$85.78	$3.58	4%
Provision for loan and lease losses	2.05	2.05	—	—
Net interest income after provision	87.31	83.73	3.58	4
Wealth management fee income (A)	28.24	24.69	3.55	14
Other income	10.93	8.24	2.69	33
Total other income	39.17	32.93	6.24	19
Operating expenses	78.15	72.56	5.59	8
Pretax income	48.33	44.10	4.23	10
Income tax expense	13.13	10.66	2.47	23
Net income	$35.20	$33.44	$1.76	5%
Diluted EPS	$1.81	$1.75	$0.06	3%

Total Revenue	$128.53	$118.71	$9.82	8%

Effective tax rate	27.17%	24.17%	3.00
Return on average assets annualized	0.99%	1.04%	(0.05)
Return on average equity annualized	9.67%	10.43%	(0.76)

(A)

The nine months ended September 30, 2019 included a full nine months of wealth management fee income and expense related to Lassus Wherley, which was acquired effective September 1, 2018, and includes one month of wealth management fee income and expense related to Point View Wealth Management, which was acquired effective September 1, 2019.

Mr. Kennedy said, “Our continued revenue growth and expense management has delivered additional positive operating leverage. Additionally, as noted below, we closed on another strategic wealth management acquisition in the last month of the quarter.”

Other highlights for the quarter included:

•	Wealth Management remains integral to our strategy and provides a diversified, predictable, and stable source of revenue over time:
o

As previously announced, effective September 1, 2019 the Company completed its acquisition of Point View Wealth Management, Inc. (“Point View”), a registered investment advisor headquartered in Summit, NJ, which added nearly $350 million of assets under management and/or administration (“AUM/AUA”).

o

At September 30, 2019, the market value of AUM/AUA at the Peapack Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) was $7.0 billion reflecting an increase of $469 million from $6.6 billion at June 30, 2019, and $594 million from $6.4 billion at September 30, 2018, reflecting growth of 9% from prior year.

o	Wealth management fee income totaled $9.50 million for the quarter ended September 30, 2019, reflecting an increase of $1.3 million, or 16%, from the September 2018 quarter.
o

Wealth management fee income, which comprised approximately 21% of the Company’s total revenue for the quarter ended September 30, 2019, continues to contribute significantly to the Company’s diversified revenue sources.

•	Growth in Commercial Banking also continues to be integral to our strategy:
o

Total commercial and industrial (“C&I”) loans (including equipment finance leases and loans of $547 million) at September 30, 2019 were $1.58 billion.  This reflected net growth of $394 million (33%) when compared to $1.18 billion at September 30, 2018 and reflected net growth of $56 million when compared to the June 30, 2019 balance (4% growth linked quarter; 15% annualized).

o	C&I momentum has continued to build and pipelines remain strong as of September 30, 2019.
o

As of September 30, 2019, total C&I loans comprised 38% of the total loan portfolio, as compared to 31% at September 30, 2018.  As of September 30, 2019, total multifamily loans comprised 29% of the total loan portfolio compared to 34% a year earlier at September 30, 2018.

o	The Bank’s concentration in commercial real estate loans was 390% of risk-based capital at September 30, 2019 compared to 416% at September 30, 2018.
•	Deposits, funding, and interest rate risk continue to be actively managed:
o

Deposits totaled $4.06 billion at September 30, 2019.  This reflected net growth of $402 million (11%) when compared to $3.66 billion at September 30, 2018 and declined slightly when compared to the June 30, 2019 balance, as several larger higher cost deposit accounts were managed out of the Bank.

o

The Company’s loan-to-deposit ratio was 102.6% at September 30, 2019, up from June 30, 2019 levels, due in part to higher cost deposits being managed out of the Bank. This level is well within manageable and acceptable levels and has declined from 103.9% at September 30, 2018.

o	The Company continues to have access to approximately $1.5 billion of available secured funding at the Federal Home Loan Bank.
o

With the transformation to a commercial bank balance sheet and business model, the Company’s interest rate sensitivity models indicate the Company is asset sensitive as of September 30, 2019, and that net interest income would improve in a rising rate environment but decline in a falling rate environment. Over the past quarter, the Company has been managing its balance sheet to be closer to interest rate neutral.

•	Capital and asset quality continue to be strong.
o

The Company’s and Bank’s capital ratios at September 30, 2019 remain strong, despite $16.7 million of share repurchases made during the third quarter as part of the Company’s stock repurchase program. At September 30, 2019 the Company’s tangible capital ratio stood at 9.30%. The Company believes its existing capital and capital generation from earnings will be more than adequate to support planned balance sheet growth, wealth acquisitions, and potential purchases under its stock repurchase program.

o	The Company authorized a 5% (960,000 shares) stock repurchase program on July 25, 2019 under which the Company has purchased 595,853 shares through the end of the third quarter.
o	The Company’s tangible book value per share at September 30, 2019 was $23.91 reflecting an increase of 9% from $21.88 at September 30, 2018.
o

Asset quality metrics continued to be strong as of September 30, 2019. Nonperforming assets at September 30, 2019 were $29.7 million, or 0.60% of total assets as compared to $25.7 million and 0.56% of total assets at December 31, 2018.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the September 2019 quarter, the Bank’s wealth management business generated $9.50 million in fee income, reflecting an increase of $1.30 million compared to $8.20 million for the September 2018 quarter, but relatively flat to the June 2019 quarter. The June 2019 quarter included $509,000 of tax preparation fee income, while the September 2019 quarter only included $87,000. The September 2019 quarter included three months of fee income related to Lassus Wherley compared to one month in the September 2018 quarter, which was acquired effective September 1, 2018 and one month of fee income related to Point View, which was acquired September 1, 2019, as well as increased fees from net organic growth in assets under management.

John P. Babcock, President of the newly-branded, “Peapack Private Wealth Management” division said, “I am pleased with our results; we had $585 million of new business inflows so far in 2019 and have a strong pipeline as we look ahead to finish the year strong.  We are making significant forward progress on integrating the systems, processes and people from our 2017, 2018, and 2019 acquisitions and continue to selectively look for additional acquisitions that can add talent and expertise to our wealth management organization.”

Loans / Commercial Banking

Net loans increased by $133 million from $3.99 billion at June 30, 2019 to $4.13 billion at September 30, 2019 (3% growth linked quarter, 13% annualized). Loan/line origination levels continued to be strong ($401 million for the September 30, 2019 quarter) but paydown activity was also robust. Mr. Kennedy noted, “We were pleased to have strong net loan growth, despite increased paydown activity. And, we have entered the fourth quarter with very strong loan pipelines.”

Total C&I loans (including equipment finance leases and loans) grew $56 million (4% growth linked quarter, 15% annualized) to $1.58 billion at the end of the third quarter of 2019, as compared to $1.52 billion at the end of the second quarter of 2019.

Mr. Kennedy said, “The loan market continues to be extremely competitive from a structure/credit and a pricing perspective. As I have noted before, we will continue to be disciplined and not compromise our credit standards, but we will compete on price, as long as returns remain reasonable as measured by our proprietary loan pricing model.”

Mr. Kennedy also said, “Our newly expanded Corporate Advisory and Structured Finance businesses give us the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.

For the quarter ended September 30, 2019, the Company utilized its excess balance sheet liquidity (basically interest-earning deposits) and a short-term borrowing position to fund its loan growth while managing some higher cost deposit relationships out of the bank.

Mr. Kennedy noted, “As a commercial bank with an asset sensitive balance sheet, as the Fed reduces rates, our loans reprice faster than our deposits. Thus, we remain focused on our comprehensive deposit rate reduction program with an eye toward relationship profitability.”

As of September 30, 2019, in addition to approximately $585 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.5 billion of secured funding available from the Federal Home Loan Bank, of which only $172 million was drawn as of September 30, 2019.

Mr. Kennedy noted, “We may continue to utilize lower cost fixed rate wholesale borrowings and/or interest rate swaps, as opposed to retail deposits, to fund fixed rate loan production.”

Kennedy went on to note, “The northeast market continues to be extremely competitive for deposits. The Company is focused on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on multiple retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all of our Private Bankers remain keenly focused on deposit gathering.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Nine Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2018
	NII	NIM	NII	NIM

NII/NIM excluding the below	$88,762	2.70%	$83,949	2.70%
Prepayment premiums received on loan paydowns	914	0.03%	1,508	0.04%
Effect of maintaining excess interest earning cash during 2019	(316)	-0.08%	0	0.00%
Material fees recognized on full paydowns of C&I loans	0	0.00%	321	0.01%
NII/NIM as reported	$89,360	2.65%	$85,778	2.75%

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2019		June 30, 2019		September 30, 2018
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$29,896	2.67%	$29,106	2.69%	$27,804	2.66%
Prepayment premiums received on loan paydowns	236	0.02%	246	0.02%	338	0.03%
Effect of maintaining excess interest earning cash during 2019	(47)	-0.09%	(84)	-0.07%	0	0.00%
Material fees recognized on full paydowns of C&I loans	0	0.00%	0	0.00%	0	0.00%
NII/NIM as reported	$30,085	2.60%	$29,268	2.64%	$28,142	2.69%

Net interest income and net interest margin comparisons are shown above.

Mr. Kennedy noted, “Last quarter we said that our forecasting models indicated a net interest margin in the 2.95% to 3.00% range by the end of 2021 (previously guidance was the end of 2020). We also said, while we still believe our margin will improve over that time frame, the target may be difficult to attain if the shape of the current yield curve remains for an extended period. Given the extended inverted yield curve as well as the prospects for continued Fed rate decreases in the near term, we still believe our margin will improve over a two to three-year time frame, but we cannot commit to a 2.95% to 3.00% margin by the end of 2021.  We will manage our Company accordingly by focusing even more on fee based activities and expense management.”

Other Noninterest Income (other than Wealth Management fee income)

The third quarter of 2019 included $2.3 million of loan level, back-to-back swap income compared to $721,000 in the June 2019 quarter and $854,000 in the September 2018 quarter.  This program provides a borrower with a degree of interest rate protection on a variable rate loan, while still providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

The third quarter of 2019 included $224,000 of income related to the Company’s SBA lending and sale program, compared to $573,000 generated in the June 2019 quarter, and $514,000 in the September 2018 quarter.

Income from both of these programs are not linear each quarter, as some quarters will be higher than others.

Other income totaled $902,000 for the third quarter of 2019, compared to $740,000 for the second quarter of 2019, and $444,000 for the third quarter of 2018. The September 2019 quarter included increased commercial lending fees, particularly unused line of credit fees and other fees.

Operating Expenses

The Company’s total operating expenses were $26.26 million for the quarter ended September 30, 2019, compared to $26.17 million for the June 2019 quarter and $24.28 million for the September 2018 quarter.  The September 2019 and the June 2019 quarters each included three months of expense related to Lassus Wherley (which closed in September 2018) while the September 2018 quarter included only one month. Further, the September 2019 quarter included one month of expenses related to Point View’s operations as well as approximately $200,000 of professional fees related to the acquisition.  Strategic hiring and normal salary increases also contributed to the increase for the September 2019 quarter. FDIC insurance expense for the September 2019 quarter reflected a credit of $277,000, which was a reversal of the June 2019 quarterly accrual and included no accrual for the September 2019 quarter, as the Bank was notified by the FDIC of a small bank assessment credit. Mr. Kennedy said, “As we reported last quarter, the Company launched a company-wide expense review, with a goal of slowing expense growth, while continuing our investment in digital and in client acquisition initiatives.  Both activities are becoming more important given the current yield curve.”

Income Taxes

The effective tax rate for the September 2019 quarter was 29.9%, compared to 22.9% for the June 2019 quarter, and 25.2% for the September 2018 quarter. The September 2019 quarter included higher NJ State Income Tax due to the change in NJ Tax law. The effective tax rate for the nine months ended September 30, 2019 was 27.2% compared to 24.2% for the nine months ended September 30, 2018.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets at September 30, 2019 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $29.7 million, or 0.60% of total assets, compared to $31.2 million, or 0.64% of total assets, at June 30, 2019 and $10.8 million, or 0.24% of total assets, at September 30, 2018.  Total loans past due 30 through 89 days and still accruing were $6.3 million at September 30, 2019, compared to $432,000 at June 30, 2019 and $2.5 million at September 30, 2018. The $6.3 million at September 30, 2019 included one $4.3 million commercial real estate loan that was in process of a rate modification (not a troubled debt modification) at September 30, 2019. The loan was brought fully current in early October.

For the quarter ended September 30, 2019, the Company’s provision for loan and lease losses was $800,000 compared to $1.2 million for the June 2019 quarter and $500,000 for the September 2018 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs/recoveries, and the composition of the loan portfolio.

At September 30, 2019, the allowance for loan and lease losses of $41.58 million (142% of nonperforming loans and 1.00% of total loans), compared to $39.79 million at June 30, 2019 (128% of nonperforming loans and 0.99% of total loans), and $37.29 million (348% of nonperforming loans and 0.98% of total loans) at September 30, 2018.

The September 2019 quarter included an approximate $1 million recovery resulting from the payoff of a nonperforming loan. The current quarter also included $1.5 million of specific reserves allocated to two nonperforming loans.

Capital / Dividend / Stock Repurchase Program

The Company’s capital position during the September 2019 quarter was benefitted by net income, as well as shares issued in the acquisition of Point View Wealth Management, almost fully offset by the purchase of shares through the Company’s stock repurchase program. During the quarter, the Company purchased 595,853 shares, at an average price of $28.06, for a total cost of $16.7 million.

The Company’s and Bank’s capital ratios at September 30, 2019 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

On October 24, 2019, the Company declared a cash dividend of $0.05 per share payable on November 22, 2019 to shareholders of record on November 7, 2019.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.93 billion and AUM/AUA of $7.0 billion as of September 30, 2019.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2019 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices;
•	effects related to a prolonged shutdown of the federal government which could impact SBA and other government lending programs; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2018.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2019	2019	2019	2018	2018
Income Statement Data:
Interest income	$45,948	$44,603	$44,563	$42,781	$40,163
Interest expense	15,863	15,335	14,556	13,396	12,021
Net interest income	30,085	29,268	30,007	29,385	28,142
Provision for loan and lease losses	800	1,150	100	1,500	500
Net interest income after provision for loan and lease losses	29,285	28,118	29,907	27,885	27,642
Wealth management fee income	9,501	9,568	9,174	8,552	8,200
Service charges and fees	882	897	816	938	860
Bank owned life insurance	332	326	338	351	349
Gain on loans held for sale at fair value (Mortgage banking)	198	132	47	74	87
Loss on loans held for sale at lower of cost or fair value	(6)	—	—	(4,392)	—
Fee income related to loan level, back-to-back swaps	2,349	721	270	1,838	854
Gain on sale of SBA loans	224	573	419	277	514
Other income (A)	902	740	606	3,571	444
Securities gains/(losses), net	34	69	59	46	(325)
Total other income	14,416	13,026	11,729	11,255	10,983
Salaries and employee benefits	17,476	17,543	17,156	16,372	16,025
Premises and equipment	3,849	3,600	3,388	3,422	3,399
FDIC insurance expense	(277)	277	277	645	593
Other expenses	5,211	4,753	4,894	5,085	4,267
Total operating expenses	26,259	26,173	25,715	25,524	24,284
Income before income taxes	17,442	14,971	15,921	13,616	14,341
Income tax expense	5,216	3,421	4,496	2,887	3,617
Net income	$12,226	$11,550	$11,425	$10,729	$10,724

Total revenue (B)	$44,501	$42,294	$41,736	$40,640	$39,125
Per Common Share Data:
Earnings per share (basic)	$0.63	$0.59	$0.59	$0.56	$0.56
Earnings per share (diluted)	0.63	0.59	0.58	0.55	0.56
Weighted average number of common shares outstanding:
Basic	19,314,666	19,447,155	19,350,452	19,260,033	19,053,849
Diluted	19,484,905	19,568,371	19,658,006	19,424,906	19,240,098
Performance Ratios:
Return on average assets annualized (ROAA)	1.00%	0.99%	0.98%	0.96%	0.99%
Return on average equity annualized (ROAE)	9.87%	9.49%	9.65%	9.32%	9.68%
Net interest margin (tax- equivalent basis)	2.60%	2.64%	2.70%	2.72%	2.69%
GAAP efficiency ratio (C)	59.01%	61.88%	61.61%	62.81%	62.07%
Operating expenses / average assets annualized	2.16%	2.25%	2.21%	2.28%	2.24%

(A) The December 31, 2018 quarter includes death benefit from life insurance policy of $3.0 million related to the December 31, 2018 passing of the founder and managing principal of MCM.

(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Nine Months Ended
	Sept 30,		Change
	2019	2018	$	%
Income Statement Data:
Interest income	$135,114	$116,905	$18,209	16%
Interest expense	45,754	31,127	14,627	47%
Net interest income	89,360	85,778	3,582	4%
Provision for loan and lease losses	2,050	2,050	—	0%
Net interest income after provision for loan and lease losses	87,310	83,728	3,582	4%
Wealth management fee income	28,243	24,693	3,550	14%
Service charges and fees	2,595	2,564	31	1%
Bank owned life insurance	996	1,030	(34)	-3%
Gain on loans held for sale at fair value (Mortgage banking)	377	260	117	45%
Gain on loans held for sale at lower of cost or fair value	(6)	—	(6)	N/A
Fee income related to loan level, back-to-back swaps	3,340	2,006	1,334	67%
Gain on sale of SBA loans	1,216	1,359	(143)	-11%
Other income	2,248	1,465	783	53%
Securities gains/(losses), net	162	(439)	601	-137%
Total other income	39,171	32,938	6,233	19%
Salaries and employee benefits	52,175	46,430	5,745	12%
Premises and equipment	10,837	10,075	762	8%
FDIC insurance expense	277	1,798	(1,521)	-85%
Other expenses	14,858	14,259	599	4%
Total operating expenses	78,147	72,562	5,585	8%
Income before income taxes	48,334	44,104	4,230	10%
Income tax expense	13,133	10,663	2,470	23%
Net income	$35,201	$33,441	$1,760	5%

Total revenue (A)	$128,531	$118,716	$9,815	8%
Per Common Share Data:
Earnings per share (basic)	$1.82	$1.77	$0.05	3%
Earnings per share (diluted)	1.81	1.75	0.06	3%
Weighted average number of common shares outstanding:
Basic	19,370,627	18,865,982	504,645	3%
Diluted	19,496,721	19,066,986	429,735	2%
Performance Ratios:
Return on average assets annualized (ROAA)	0.99%	1.04%	(0.05)%	-4%
Return on average equity annualized (ROAE)	9.67%	10.43%	(0.76)%	-7%
Net interest margin (tax- equivalent basis)	2.65%	2.75%	(0.10)%	-4%
GAAP efficiency ratio (B)	60.80%	61.12%	(0.32)%	-1%
Operating expenses / average assets annualized	2.21%	2.25%	(0.04)%	-2%

(A) Total revenue includes net interest income plus total other income.

(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2019 (A)	2019	2019	2018	2018
ASSETS
Cash and due from banks	$5,770	$5,351	$4,726	$5,914	$4,792
Federal funds sold	101	101	101	101	101
Interest-earning deposits	221,242	298,575	235,487	154,758	118,111
Total cash and cash equivalents	227,113	304,027	240,314	160,773	123,004
Securities available for sale	349,989	378,839	384,400	377,936	368,554
Equity security	7,881	4,847	4,778	4,719	4,673
FHLB and FRB stock, at cost	21,403	18,338	18,460	18,533	21,561
Residential mortgage	561,543	572,926	569,304	573,146	562,930
Multifamily mortgage	1,197,093	1,129,476	1,104,406	1,138,190	1,289,458
Commercial mortgage	721,261	694,674	705,221	702,165	644,900
Commercial loans	1,575,076	1,518,591	1,410,146	1,398,214	1,180,774
Consumer loans	53,829	53,995	54,276	58,678	64,478
Home equity lines of credit	58,423	62,522	57,639	62,191	59,930
Other loans	380	424	355	465	432
Total loans	4,167,605	4,032,608	3,901,347	3,933,049	3,802,902
Less: Allowances for loan and lease losses	41,580	39,791	38,653	38,504	37,293
Net loans	4,126,025	3,992,817	3,862,694	3,894,545	3,765,609
Premises and equipment	20,898	20,987	21,201	27,408	27,874
Other real estate owned	336	—	—	—	96
Accrued interest receivable	11,759	11,594	11,688	10,814	10,849
Bank owned life insurance	45,940	45,744	45,554	45,353	45,181
Goodwill and other intangible assets	41,111	31,941	32,170	32,399	34,297
Finance lease right-of-use assets (B)	5,265	5,452	5,639	—	—
Operating lease right-of-use assets (B)	10,328	11,017	7,541	—	—
Other assets	57,361	45,631	27,867	45,378	34,011
TOTAL ASSETS	$4,925,409	$4,871,234	$4,662,306	$4,617,858	$4,435,709

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$544,464	$544,431	$476,013	$463,926	$503,388
Interest-bearing demand deposits	1,352,471	1,388,821	1,268,823	1,247,305	1,148,660
Savings	115,448	112,438	114,865	114,674	116,391
Money market accounts	1,196,188	1,207,358	1,209,835	1,243,369	1,097,630
Certificates of deposit – Retail	583,425	570,384	545,450	510,724	466,791
Certificates of deposit – Listing Service	55,664	58,541	68,055	79,195	85,241
Subtotal “customer” deposits	3,847,660	3,881,973	3,683,041	3,659,193	3,418,101
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	33,696	33,682	56,165	56,147	61,193
Total deposits	4,061,356	4,095,655	3,919,206	3,895,340	3,659,294
Short-term borrowings	67,000	—	—	—	95,190
FHLB advances	105,000	105,000	105,000	108,000	84,000
Finance lease liability (B)	7,793	7,985	8,175	8,362	8,548
Operating lease liability (B)	10,619	11,269	7,683	—	—
Subordinated debt, net	83,361	83,305	83,249	83,193	83,138
Other liabilities	94,930	74,132	57,521	53,950	51,106
TOTAL LIABILITIES	4,430,059	4,377,346	4,180,834	4,148,845	3,981,276
Shareholders’ equity	495,350	493,888	481,472	469,013	454,433
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,925,409	$4,871,234	$4,662,306	$4,617,858	$4,435,709
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$7.0	$6.6	$6.3	$5.8	$6.4

(A) Includes goodwill and intangibles from the Murphy Capital Management, Quadrant Capital Management, Lassus Wherley and Associates and Point View Wealth Management acquisitions completed in August 2017, November 2017, September 2018 and September 2019, respectively.

(B)	Resulted from the January 1, 2019 adoption of ASU No. 2016-02, “Leases (Topic 842)”.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2019	2019	2019	2018	2018
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	29,383	31,150	24,892	25,715	10,722
Other real estate owned	336	—	—	—	96
Total nonperforming assets	$29,719	$31,150	$24,892	$25,715	$10,818

Nonperforming loans to total loans	0.71%	0.77%	0.64%	0.65%	0.28%
Nonperforming assets to total assets	0.60%	0.64%	0.53%	0.56%	0.24%

Performing TDRs (B)(C)	$2,527	$3,772	$4,274	$4,303	$19,334

Loans past due 30 through 89 days and still accruing (D)	$6,333	$432	$2,492	$3,484	$2,528

Classified loans	$53,882	$56,135	$51,306	$58,265	$51,783

Impaired loans	$36,627	$34,941	$29,185	$31,300	$31,345

Allowance for loan and lease losses:
Beginning of period	$39,791	$38,653	$38,504	$37,293	$38,066
Provision for loan and lease losses	800	1,150	100	1,500	500
Recoveries (charge-offs), net	989	(12)	49	(289)	(1,273)
End of period	$41,580	$39,791	$38,653	$38,504	$37,293

ALLL to nonperforming loans	141.51%	127.74%	155.28%	149.73%	347.82%
ALLL to total loans	0.998%	0.987%	0.991%	0.979%	0.981%
General ALLL to total loans (E)	0.932%	0.956%	0.984%	0.972%	0.961%

(A) Amount includes one healthcare real estate secured loan with a loan balance of $14.5 million at September 30, 2019, $14.6 million at June 30, 2019, $14.8 million at March 31, 2019 and $15.2 million at December 31, 2018.  In addition, one casual dining commercial banking relationship with a balance of $6.3 million at September 30, 2019 and $6.6 million at June 30, 2019 went on nonaccrual at June 30, 2019.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $19.7 million at September 30, 2019, $19.8 million at June 30, 2019, $20.0 million at March 31, 2019, $20.5 million at December 31, 2018, and $5.5 million at September 30, 2018, of TDRs included in nonaccrual loans.

(D) The $6.3 million at September 30, 2019 included one $4.3 million commercial real estate loan that was in process of a rate modification (not a TDR modification).  The loan was brought fully current in early October 2019.

(E) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,	September 30,
	2019	2018	2018
Capital Adequacy
Equity to total assets (A)	10.06%	10.16%	10.24%
Tangible Equity to tangible assets (B)	9.30%	9.52%	9.55%
Book value per share (C)	$26.07	$24.25	$23.66
Tangible Book Value per share (D)	$23.91	$22.58	$21.88

	September 30,		December 31,		September 30,
	2019		2018		2018
Regulatory Capital – Holding Company
Tier I leverage	$455,179	9.43%	$438,240	9.82%	$423,124	9.80%
Tier I capital to risk-weighted assets	455,179	11.23	438,240	11.76	423,124	11.79
Common equity tier I capital ratio to risk-weighted assets	455,177	11.23	438,238	11.76	423,122	11.79
Tier I & II capital to risk-weighted assets	580,120	14.31	559,937	15.03	543,555	15.15

Regulatory Capital – Bank
Tier I leverage (E)	$534,351	11.08%	$504,504	11.32%	$489,308	11.34%
Tier I capital to risk-weighted assets (F)	534,351	13.20	504,504	13.56	489,308	13.65
Common equity tier I capital ratio to risk-weighted assets (G)	534,349	13.20	504,502	13.56	489,306	13.65
Tier I & II capital to risk-weighted assets (H)	575,931	14.23	543,008	14.59	526,601	14.69

(A)  Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.

(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(E) Regulatory well capitalized standard = 5.00%

(F) Regulatory well capitalized standard = 6.50%

(G) Regulatory well capitalized standard = 8.00%

(H) Regulatory well capitalized standard = 10.00%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2019	2019	2019	2018	2018
Residential loans retained	$19,073	$21,998	$10,839	$24,937	$14,412
Residential loans sold	15,846	9,785	3,090	4,686	6,717
Total residential loans	34,919	31,783	13,929	29,623	21,129
Commercial real estate	43,414	34,204	21,025	63,486	23,950
Multifamily	77,138	58,604	21,122	58,175	12,328
Commercial (C&I) loans (A) (B)	228,903	143,944	141,128	285,950	133,973
SBA	3,510	3,740	9,050	5,695	4,800
Wealth lines of credit (A)	6,980	6,725	7,380	5,850	6,100
Total commercial loans	359,945	247,217	199,705	419,156	181,151
Installment loans	362	1,497	558	649	1,634
Home equity lines of credit (A)	5,631	3,626	1,607	3,625	10,273
Total loans closed	$400,857	$284,123	$215,799	$453,053	$214,187

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2019	2018
Residential loans retained	$51,910	$48,271
Residential loans sold	28,721	20,877
Total residential loans	80,631	69,148
Commercial real estate	98,643	79,115
Multifamily	156,864	38,071
Commercial (C&I) loans (A) (B)	513,975	390,203
SBA	16,300	19,810
Wealth lines of credit (A)	21,085	36,898
Total commercial loans	806,867	564,097
Installment loans	2,417	4,020
Home equity lines of credit (A)	10,864	17,861
Total loans closed	$900,779	$655,126

(A)  Includes loans and lines of credit that closed in the period but not necessarily funded.

(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2019			September 30, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$393,386	$2,477	2.52%	$367,955	$2,385	2.59%
Tax-exempt (A) (B)	13,497	165	4.89	19,201	179	3.73

Loans (B) (C):
Mortgages	567,097	4,811	3.39	563,066	4,671	3.32
Commercial mortgages	1,856,216	17,870	3.85	1,960,801	18,488	3.77
Commercial	1,530,131	18,605	4.86	1,109,492	13,055	4.71
Commercial construction	2,619	51	7.79	—	—	—
Installment	53,891	560	4.16	72,246	674	3.73
Home equity	58,573	736	5.03	58,082	682	4.70
Other	396	11	11.11	439	11	10.02
Total loans	4,068,923	42,644	4.19	3,764,126	37,581	3.99
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	256,865	1,362	2.12	95,014	418	1.76
Total interest-earning assets	4,732,772	46,648	3.94%	4,246,397	40,563	3.82%
Noninterest-earning assets:
Cash and due from banks	5,628			5,141
Allowance for loan and lease losses	(40,806)			(38,473)
Premises and equipment	21,121			28,216
Other assets	151,265			103,422
Total noninterest-earning assets	137,208			98,306
Total assets	$4,869,980			$4,344,703

LIABILITIES:
Interest-bearing deposits:
Checking	$1,410,837	$4,467	1.27%	$1,148,921	$2,644	0.92%
Money markets	1,184,589	4,227	1.43	1,065,338	3,261	1.22
Savings	113,961	16	0.06	118,996	17	0.06
Certificates of deposit – retail	649,393	3,781	2.33	538,985	2,545	1.89
Subtotal interest-bearing deposits	3,358,780	12,491	1.49	2,872,240	8,467	1.18
Interest-bearing demand – brokered	180,000	901	2.00	180,000	796	1.77
Certificates of deposit – brokered	33,688	267	3.17	61,192	394	2.58
Total interest-bearing deposits	3,572,468	13,659	1.53	3,113,432	9,657	1.24
Borrowings	114,584	886	3.09	167,153	1,038	2.48
Capital lease obligation	7,866	94	4.78	8,614	103	4.78
Subordinated debt	83,329	1,224	5.88	83,115	1,223	5.89
Total interest-bearing liabilities	3,778,247	15,863	1.68%	3,372,314	12,021	1.43%
Noninterest-bearing liabilities:
Demand deposits	512,497			495,163
Accrued expenses and other liabilities	83,554			33,943
Total noninterest-bearing liabilities	596,051			529,106
Shareholders’ equity	495,682			443,283
Total liabilities and shareholders’ equity	$4,869,980			$4,344,703
Net interest income		$30,785			$28,542
Net interest spread			2.26%			2.39%
Net interest margin (D)			2.60%			2.69%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2019			June 30, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$393,386	$2,477	2.52%	$392,079	$2,639	2.69%
Tax-exempt (A) (B)	13,497	165	4.89	16,913	206	4.87

Loans (B) (C):
Mortgages	567,097	4,811	3.39	568,020	4,835	3.40
Commercial mortgages	1,856,216	17,870	3.85	1,786,086	17,581	3.94
Commercial	1,530,131	18,605	4.86	1,417,112	17,303	4.88
Commercial construction	2,619	51	7.79	—	—	—
Installment	53,891	560	4.16	54,565	585	4.29
Home equity	58,573	736	5.03	63,112	818	5.18
Other	396	11	11.11	375	10	10.67
Total loans	4,068,923	42,644	4.19	3,889,270	41,132	4.23
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	256,865	1,362	2.12	241,129	1,265	2.10
Total interest-earning assets	4,732,772	46,648	3.94%	4,539,492	45,242	3.99%
Noninterest-earning assets:
Cash and due from banks	5,628			5,280
Allowance for loan and lease losses	(40,806)			(39,138)
Premises and equipment	21,121			21,176
Other assets	151,265			127,798
Total noninterest-earning assets	137,208			115,116
Total assets	$4,869,980			$4,654,608

LIABILITIES:
Interest-bearing deposits:
Checking	$1,410,837	$4,467	1.27%	$1,266,909	$4,123	1.30%
Money markets	1,184,589	4,227	1.43	1,197,998	4,415	1.47
Savings	113,961	16	0.06	112,693	16	0.06
Certificates of deposit – retail	649,393	3,781	2.33	610,493	3,461	2.27
Subtotal interest-bearing deposits	3,358,780	12,491	1.49	3,188,093	12,015	1.51
Interest-bearing demand – brokered	180,000	901	2.00	180,000	836	1.86
Certificates of deposit – brokered	33,688	267	3.17	46,639	326	2.80
Total interest-bearing deposits	3,572,468	13,659	1.53	3,414,732	13,177	1.54
Borrowings	114,584	886	3.09	105,000	838	3.19
Capital lease obligation	7,866	94	4.78	8,052	97	4.82
Subordinated debt	83,329	1,224	5.88	83,272	1,223	5.87
Total interest-bearing liabilities	3,778,247	15,863	1.68%	3,611,056	15,335	1.70%
Noninterest-bearing liabilities:
Demand deposits	512,497			497,853
Accrued expenses and other liabilities	83,554			58,721
Total noninterest-bearing liabilities	596,051			556,574
Shareholders’ equity	495,682			486,978
Total liabilities and shareholders’ equity	$4,869,980			$4,654,608
Net interest income		$30,785			$29,907
Net interest spread			2.26%			2.29%
Net interest margin (D)			2.60%			2.64%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

Tax-Equivalent Basis, Dollars in Thousands

	September 30, 2019			September 30, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$391,032	$7,800	2.66%	$356,453	$6,382	2.39%
Tax-exempt (A) (B)	15,904	581	4.87	21,365	558	3.48

Loans (B) (C):
Mortgages	568,902	14,541	3.41	566,600	14,110	3.32
Commercial mortgages	1,822,341	53,472	3.91	1,986,497	55,868	3.75
Commercial	1,442,827	52,659	4.87	1,042,609	35,938	4.60
Commercial construction	883	51	7.70	—	—	—
Installment	54,552	1,722	4.21	75,279	1,979	3.51
Home equity	60,695	2,319	5.09	61,964	2,028	4.36
Other	394	32	10.83	448	34	10.12
Total loans	3,950,594	124,796	4.21	3,733,397	109,957	3.93
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	245,153	3,897	2.12	96,402	1,170	1.62
Total interest-earning assets	4,602,784	137,074	3.97%	4,207,718	118,067	3.74%
Noninterest-earning assets:
Cash and due from banks	5,436			4,831
Allowance for loan and lease losses	(39,638)			(37,947)
Premises and equipment	21,253			28,722
Other assets	133,830			100,867
Total noninterest-earning assets	120,881			96,473
Total assets	$4,723,665			$4,304,191

LIABILITIES:
Interest-bearing deposits:
Checking	$1,321,248	$12,299	1.24%	$1,121,748	$6,369	0.76%
Money markets	1,196,778	12,978	1.45	1,033,313	7,639	0.99
Savings	113,552	48	0.06	121,176	49	0.05
Certificates of deposit – retail	622,509	10,476	2.24	550,101	7,024	1.70
Subtotal interest-bearing deposits	3,254,087	35,801	1.47	2,826,338	21,081	0.99
Interest-bearing demand – brokered	180,000	2,476	1.83	180,000	2,280	1.69
Certificates of deposit – brokered	45,412	958	2.81	65,677	1,222	2.48
Total interest-bearing deposits	3,479,499	39,235	1.50	3,072,015	24,583	1.07
Borrowings	108,526	2,558	3.14	158,612	2,563	2.15
Capital lease obligation	8,052	290	4.80	8,789	316	4.79
Subordinated debt	83,272	3,671	5.88	83,086	3,665	5.88
Total interest-bearing liabilities	3,679,349	45,754	1.66%	3,322,502	31,127	1.25%
Noninterest-bearing liabilities:
Demand deposits	494,023			523,620
Accrued expenses and other liabilities	64,806			30,533
Total noninterest-bearing liabilities	558,829			554,153
Shareholders’ equity	485,487			427,536
Total liabilities and shareholders’ equity	$4,723,665			$4,304,191
Net interest income		$91,320			$86,940
Net interest spread			2.31%			2.49%
Net interest margin (D)			2.65%			2.75%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2019	2019	2019	2018	2018
Shareholders’ equity	$495,350	$493,888	$481,472	$469,013	$454,433
Less: Intangible assets, net	41,111	31,941	32,170	32,399	34,297
Tangible equity	454,239	461,947	449,302	436,614	420,136

Period end shares outstanding	18,999,241	19,456,312	19,445,363	19,337,662	19,203,727
Tangible book value per share	$23.91	$23.74	$23.11	$22.58	$21.88
Book value per share	26.07	25.38	24.76	24.25	23.66

Tangible Equity to Tangible Assets
Total assets	$4,925,409	$4,871,234	$4,662,306	$4,617,858	$4,435,709
Less: Intangible assets, net	41,111	31,941	32,170	32,399	34,297
Tangible assets	4,884,298	4,839,293	4,630,136	4,585,459	4,401,412
Tangible equity to tangible assets	9.30%	9.55%	9.70%	9.52%	9.55%
Equity to assets	10.06%	10.14%	10.33%	10.16%	10.24%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2019	2019	2019	2018	2018
Net interest income	$30,085	$29,268	$30,007	$29,385	$28,142
Total other income	14,416	13,026	11,729	11,255	10,983
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	6	—	—	4,392	—
Less: Income from life insurance proceeds	—	—	—	(3,000)	—
Add: Securities (gains)/losses, net	(34)	(69)	(59)	(46)	325
Total recurring revenue	44,473	42,225	41,677	41,986	39,450

Operating expenses	26,259	26,173	25,715	25,524	24,284
Less: ORE provision	—	—	—	—	28
Total operating expense	26,259	26,173	25,715	25,524	24,256

Efficiency ratio	59.04%	61.98%	61.70%	60.79%	61.49%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2019	2018
Net interest income	$89,360	$85,778
Total other income	39,171	32,938
Add: Securities (gains)/losses, net	(162)	439
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	6	—
Total recurring revenue	128,375	119,155

Operating expenses	78,147	72,562
Less: ORE provision	—	232
Total operating expense	78,147	72,330

Efficiency ratio	60.87%	60.70%